As filed with the Securities and Exchange Commission on December 5, 2007
Registration Statement No. 333-147491

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1 to
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Old Republic International Corporation
(Exact name of Registrant as specified in its charter)

Delaware	36-2678171
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

307 North Michigan Avenue
Chicago, Illinois 60601-5382
(312) 346-8100
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Spencer LeRoy III, Esquire
Senior Vice President, General Counsel and Secretary
Old Republic International Corporation
307 North Michigan Avenue
Chicago, Illinois 60601-5382
(312) 346-8100
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale of the securities to the public:  From time to time after the effective date of this registration statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box    ☒
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Prospectus

Old Republic International Corporation

Shareholder Purchase &
Reinvestment Plan

1,000,000 Shares of Common Stock

This prospectus relates to up to an aggregate of 1,000,000 shares of Common Stock, par value $1.00 per share, of Old Republic International Corporation (“Old Republic”) that may be offered in connection with our Shareholder Purchase & Reinvestment Plan, or the “Plan.”  The Plan replaces the Dividend Reinvestment and Voluntary Stock Purchase Plan that was established on May 5, 1981. The Plan provides our existing stockholders and interested new investors with a simple, convenient and low-cost means of investing cash dividends and making cash investments in our Common Stock.

PLAN HIGHLIGHTS

•
If you are an existing shareholder, you may purchase additional shares of our Common Stock by reinvesting all or a portion of the dividends paid on your shares of Common Stock and by making optional cash investments of not less than $100 up to a maximum each quarter of $15,000.

•
If you are a new investor, you may join the Plan by making an initial investment of not less than $1,000 up to a maximum of $15,000.  These optional investments may be made by check or through automatic deductions from your checking or savings account at a U.S. bank or financial institution.

•	You can reinvest dividends at no cost.

•	Fees for participation are generally lower than those charged by many brokers.

You should carefully read this prospectus to find out more about the Plan.  If you are a participant in the original Dividend Reinvestment and Voluntary Stock Purchase Plan and, after reviewing this prospectus, you do not wish to continue participation in the Plan, you should contact the Plan Administrator.  If you wish to continue your participation in the Plan, you do not need to do anything at this time.  Your participation in the Plan is entirely voluntary, and you may terminate your participation at any time.  If you do not elect to participate in the dividend reinvestment portion of the Plan, you will continue to receive cash dividends, if and when declared by our Board of Directors, in the usual manner.

Investing in shares of our Common Stock involves risks.  You should consider certain risk factors before enrolling in the Plan.  See “Risk Factors” beginning on page 3 of this prospectus for more information.

Our shares of Common Stock are listed on the New York Stock Exchange under the symbol “ORI.”  On November 30, 2007, the last reported sales price of our common stock on the New York Stock Exchange was $15.01per share.

To the extent required by law in certain jurisdictions, shares in the Plan will be offered through a registered broker/dealer to persons not presently Old Republic shareholders.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved the Old Republic Common Stock discussed in this Prospectus, or passed upon the accuracy or adequacy of this prospectus.  Any representation to the contrary is a criminal offense. This Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is December 5, 2007.

i

SUMMARY OF THE PLAN

The following summary of our Shareholder Purchase & Reinvestment Plan may omit information that may be important to you.  You should carefully read the entire text of the Plan contained in this prospectus before you decide to participate in the Plan.

Enrollment:
You can participate in the Plan if you currently own shares of our stock by submitting a completed Account Authorization Form.  You may obtain an Account Authorization Form from the Plan Administrator, Wells Fargo Shareowner Services.  You may participate directly in the Plan only if you hold our stock in your own name or upon making an initial purchase.  If you hold shares through a brokerage or other account, you may arrange to have your broker or other custodian participate on your behalf. If you were a member of Old Republic’s prior Dividend Reinvestment Plan you will automatically be enrolled in the Plan unless you advise the Plan Administrator to the contrary. Any participant can withdraw from the Plan at anytime.

Initial Investment:
If you do not own any shares of our stock, you can participate in the Plan by submitting an executed Account Authorization Form and by making an initial investment in Common Stock through the Plan.  The minimum initial investment is $1,000 and the maximum initial investment is $15,000.

Reinvestment of Dividends:	You can reinvest your cash dividends on some or all of your shares of Common Stock toward the purchase of additional shares of Common Stock, without paying fees.

Optional Cash Investments:
After you enroll in the Plan, you can buy additional shares of Common Stock each month. (Applicable service fees and brokerage commissions will be deducted).  Option cash payments can be made on a one-time basis or through automatic monthly withdrawals from your bank. Employees may use payroll deductions. You can invest a minimum of $100 up to a maximum of $15,000 in any calendar quarter.

Source of Shares:	The Plan Administrator will purchase shares of Common Stock in one of the following ways:

•	directly from us as newly issued shares of Common Stock, or

•	from parties other than Old Republic, either in the open market or other negotiated transactions.

Purchase Price:
The purchase price for shares of Common Stock under the Plan depends on how you purchase the shares and on whether we issue new shares to you or the Plan obtains your shares by purchasing them in the open market.

Shares of common stock purchased through the Plan directly from us with reinvested dividends and optional cash investments will be acquired at a price to you equal to the average of the high and low sale prices of the Old Republic shares as reported in the New York Stock Exchange Composite Transactions for that investment date.

Shares of common stock purchased through the Plan on the open market or in privately negotiated transactions with third parties will be acquired at a price to you equal to the weighted average price, including any brokerage commissions, paid by the Plan Administrator on that investment date.

Fees:                                                      The following fees apply to the Plan:

•   An enrollment fee - $10.00

•   Optional cash investments - $5.00 per check ($1.00 by automatic payment)

•   Sale Fee - $15.00 plus 10¢ per share

•   Dividend Reinvestment – No fee

The enrollment fee is waived for prior Plan members who were automatically enrolled in the Plan. Both the enrollment and optional cash investment fees are waived for employees of Old Republic who use payroll deductions.

Voting:	Plan participants who receive a proxy and will be entitled to vote the whole number of shares in their accounts.

Taxes:	All dividends paid – whether or not reinvested – are considered taxable in the year paid. Your tax basis for Old Republic shares will be their cost plus your share of any brokerage fee.

Tracking Your Investment:
You will receive periodic statements of the transactions made in your Plan account.  These statements will provide you with details of the transactions and will indicate the share balance in your Plan account.

Administration:	Wells Fargo Shareowner Services will serve as the administrator of the Plan. If you have any questions or would like to participate in the Plan, you should contact the Plan Administrator at:

Wells Fargo Shareowner Services
Investment Plan Services
P.O. Box 64856
Saint Paul, MN 55164
(800) 468-9716

RISK FACTORS

Our business is subject to significant risks.  You should carefully consider the risks and uncertainties described in this prospectus and the documents incorporated by reference herein, including the risks and uncertainties described under the caption “Risk Factors” included in our Annual Reports on Form 10-K and updated in our Quarterly Reports on Form 10-Q, which are incorporated by reference in this prospectus.  The risks and uncertainties described in this prospectus and the documents incorporated by reference herein are not the only ones facing us.  Additional risks and uncertainties that we do not presently know about or that we currently believe are not material may also adversely affect our business.  If any of the risks and uncertainties described in this prospectus or the documents incorporated by reference herein actually occur, our business, financial condition and results of operation could be materially and adversely affected.  If this were to happen, the value of our Common Stock could decline significantly, and you may lose part or all of your investment.

ABOUT THIS PROSPECTUS

We have not authorized anyone to provide you with different or inconsistent information from that contained in this prospectus and the documents incorporated herein by reference.  If anyone provides you with different or inconsistent information, you should not rely on it.  You should assume that the information in this prospectus is accurate only as of the date hereof and that the documents incorporated herein by reference are accurate only as of the date that such documents were filed with the SEC.  Our business, financial condition, results of operations and prospects may have changed since these dates.  This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities other than the shares of Common Stock offered hereby, or an offer to sell, or a solicitation of an offer to buy, such shares in any jurisdiction in which, or to any person to whom, such offer or solicitation would be unlawful.

This prospectus and the documents incorporated herein by reference summarize material provisions of certain contracts and other documents.  These are summaries only, and you may wish to review the full text of those documents for a full understanding of their terms and conditions.

Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to “Old Republic,” “we,” “us,” “our” and similar references mean Old Republic International Corporation and its subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement that we have filed with the SEC covering the Common Stock that may be offered under this prospectus.  The registration statement, including the attached exhibits and schedules, contains additional relevant information about the Common Stock.

Additionally, we file annual, quarterly and current reports, proxy statements and other information with the SEC, all of which are made available, free of charge, on our Web site at www.oldrepublic.com as soon as reasonably practicable after they are filed with, or furnished to, the SEC.  You can review our SEC filings and the registration statement by accessing the SEC’s Web site at www.sec.gov.  You also may read and copy the registration statement and any reports, statements or other information on file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms and their copy charges.  Our filings with the SEC are also available through the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

This prospectus does not contain all the information set forth in the registration statement.  We have omitted certain parts consistent with SEC rules.  For further information, please see the registration statement.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus certain important information about us.  This means that the information in this prospectus may not be complete, and you should read the information incorporated by reference for more detail.  We incorporate by reference in two ways.  First, we list certain documents that we have already filed with the SEC.  The information in these documents is considered part of this prospectus.  Second, we may in the future file additional documents with the SEC.  When filed, the information in these documents will update and supersede the current information in, and be incorporated by reference in, this prospectus.

We incorporate by reference the documents listed below, and any other documents we file with the SEC under Section 13(a), 13(c), 14 or 15 of the Securities Exchange Act of 1934 (the “Exchange Act”), except for such reports and/or documents that are only “furnished” to the SEC or that are otherwise not deemed to be filed with the SEC pursuant to such Exchange Act section, after the date of this prospectus and before the termination of the offering:

•	Old Republic’s Annual report on Form 10-K for the fiscal year ended December 31, 2006, including any amendment(s) or report(s) filed for the purpose of updating such filing;

•	Old Republic’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, June 30 and September 30, 2007;

•	Old Republic’s current Reports on Form 8-K filed on February 22, April 5, April 27, June 20, August 15, September 4 and November 8, 2007; and

•
The description of Old Republic Common Stock contained in the Registration Statement on Form 8-A dated March 3, 1988, including any amendment(s) or report(s) filed for the purpose of updating such description.

You may request a copy of these filings, and any exhibits we have specifically incorporated by reference as an exhibit in this prospectus, at no cost by writing or telephoning us at the following address:

Old Republic International Corporation
Investor Relations
307 North Michigan Avenue
Chicago, Illinois 60601
Telephone (312) 346-8100

OLD REPUBLIC INTERNATIONAL CORPORATION

Old Republic International Corporation (Old Republic) is a Chicago-based insurance holding company that traces its beginnings to 1923, although several acquired subsidiaries began operations much earlier. The Company is one of America's 50 largest shareholder-owned insurance businesses.

Old Republic is primarily engaged in the business of insurance underwriting and conducts its business through a number of regulated insurance company subsidiaries organized into three major segments. The Company’s largest segment is its General Insurance group which assumes risks and provides related risk management services that encompass a large variety of property and liability insurance coverages. This segment of the Company, however, does not have a meaningful exposure to the personal lines of insurance such as homeowners and private automobile coverages, and does not insure significant amounts of commercial and other property coverages. The Company’s Mortgage Guaranty segment protects mortgage lenders and investors from default related losses on residential mortgage loans made primarily to homebuyers who make down payments of less than 20% of the home's purchase price. This segment of the Company insures only first mortgage loans, primarily on residential properties. The Company’s Title insurance segment consists primarily of the issuance of policies to real estate purchasers and investors based upon searches of the public records, which contain information concerning interests in real property. This segment of the Company insures against losses arising out of defects, liens and encumbrances affecting the insured title and not excluded or excepted from the coverage of the policy.  A small life and health insurance business is also conducted in the United States and Canada, principally as an adjunct to the Company's general insurance operations. The breadth of coverages ensures wide diversification and dispersion of risks. Additionally, Old Republic's companies focus only on carefully selected major sectors of the American economy that are not uniformly exposed to the same business cycles. The Company operates in a decentralized manner that emphasizes specialization by type of insurance coverage, as well as industries and economic sectors served.

Old Republic is a corporation organized under the laws of Delaware. It principal executive offices are located at 307 North Michigan Avenue, Chicago, Illinois. Information concerning the Company is available at its website at www.oldrepublic.com. Information contained on the Company’s website is not and should not be considered a part of this prospectus unless specifically incorporated by reference.

FORWARD-LOOKING STATEMENTS

This prospectus, including the documents that we incorporate by reference, contains forward-looking statements.  Additionally, documents we subsequently file with the Securities and Exchange Commission and incorporate by reference will contain forward-looking statements.  Forward-looking statements involve numerous risks and uncertainties.  You are cautioned not to unduly rely on the forward-looking statements contained or incorporated by reference in this prospectus.

TERMS AND CONDITIONS OF THE PLAN

The following questions and answers constitute our Shareholder Purchase & Reinvestment Plan and explain how it works.  We expect to continue to pay quarterly dividends on our shares of Common Stock in the future, as we have done in the past.  If you are a stockholder and do not participate in this Plan, you will continue to receive cash dividends in the usual manner, as we declare and pay them.  In the Plan, we refer to our current stockholders and new investors who participate in this Plan as “participants.”

General Information

1.	What is the purpose of the Plan?

The purpose of this Plan is to provide current owners of our Common Stock, as well as interested new investors, with an economical and convenient way to invest in Old Republic.  As a current owner of our Common Stock you can invest cash dividends in additional shares of our Common Stock without paying any brokerage commissions, service charges or fees.

However, this Plan is primarily intended to benefit long-term investors, and not individuals or institutions who engage in short-term trading activities that could cause aberrations in the trading of our Common Stock.  We may modify, suspend or terminate participation in this Plan by otherwise eligible persons in order to eliminate practices which are inconsistent with the purposes of this Plan.

2.	What are the advantages of the Plan?

•	If you are an Old Republic shareholder, you may take advantage of the enhanced services offered through the Plan without going through the enrollment process required of new investors.

•
Even if you are not a current Old Republic shareholder or do not have a personal broker, you can purchase shares by completing an Account Authorization Form and sending a check for at least the $1,000 minimum to the Plan Administrator.  You may also choose to enroll by authorizing the automatic withdrawal of a minimum of $100 per transaction from your checking or savings account at a U.S. bank or financial institution for at least ten (10) consecutive purchases.

•	Service fees and brokerage commissions are generally lower than those charged by many brokers (see Question 12).

•	You can make additional purchases of Old Republic Common Stock by:

o	Automatically reinvesting cash dividends on all or a portion of your shares while continuing to receive cash dividends on any other shares.

o	Investing a minimum of $100 by check from which applicable service fees and brokerage commissions will be deducted.

o
Making automatic monthly investments of at least $100 by automatic deduction from your checking or savings account at a U.S. bank or financial institution from which applicable service fees and brokerage commissions will be deducted.

•
You will benefit from the full investment of funds, less applicable service fees and brokerage commissions, regardless of how you purchase your shares, since both full and fractional shares will be credited to your account.

•	You do not need to reinvest your dividends to participate. Dividends not reinvested can be paid to you by check or directly deposited in your designated U.S. bank account.

•	Purchase orders will be on the next investment date following receipt of a payment.

•
Sale orders will usually be processed on the day they are received, so long as the Plan Administrator receives your instructions before 12:00 p.m. U.S. Central time on a business day on which both the Plan Administrator and the relevant securities trading markets are open.

•
You can transfer ownership or make gifts of Old Republic Common Stock at no cost to you.  When you transfer ownership or give any shares to another person, that person will become a registered holder, who then can take advantage of the services of the Plan.

•
You can deposit for safekeeping with the Plan Administrator any Old Republic Common Stock certificates you currently own or those you acquire in the future.  You can also request a certificate for whole shares from your account at any time.  In either case, there is no cost to you.

•	You can handle all transactions in writing, and can accomplish many account inquiries and sales over the telephone and the Internet.

•
Keeping track of your account and new transactions is easy.  Each time you purchase, sell, withdraw, or transfer shares, you will receive a statement that will show the status of your account.   Each statement includes a form for making additional investments, sales, transfers or withdrawals.

•
As a participant you can mix and match the Plan features.  For example, you can convert your certificates into book-entry form to your account at the Plan Administrator for safekeeping purposes, continue to receive full cash dividends, and purchase more shares through periodic investments.

3.	What are the limitations of the Plan?

•
The Plan does not establish a dividend policy or guarantee the payment of future dividends.  Old Republic’s Board of Directors has the sole discretion to declare the payment of any dividends.  Although Old Republic has paid cash dividends on a regular basis for over 65 years, the amount and timing of any dividends may be changed at any time without notice.  Whether any dividends are declared or paid depends upon many factors including the future earnings and financial condition of Old Republic.

•
You will not receive any interest on dividends or optional cash investments held by the Plan Administrator before the investment date.  See Question 21 that defines the investment date.  In addition, if you send money to buy Common Stock through the Plan, the Plan Administrator will return that money to you, without interest, if it is below the minimum amount or above the maximum amount allowed.

•
The Plan Administrator will not determine the purchase price of shares that you purchase under the Plan until the applicable investment date.  As a result, you will not know the actual price per share or number of shares you will purchase until that date.

•	You will pay any brokerage commissions that the Plan Administrator pays if it purchases shares from parties other than Old Republic.

•
If you decide to purchase Common Stock through optional cash investments, your cash payment may be exposed to changes in market conditions for a longer period of time than if you had arranged to buy shares through a broker.

•
If you request the Plan Administrator to sell Common Stock credited to your Plan account, the Plan Administrator will deduct a transaction fee, any brokerage commission and any applicable taxes from the proceeds of the sale.

•	You cannot pledge shares of Common Stock deposited in your Plan account until the shares are withdrawn from this Plan.

•	Quarterly purchases are limited to a maximum of $15,000.

4.	Who is eligible to participate in the Plan?

Registered Shareholders. If you own our Common Stock in your own name as a “record owner” you are eligible to participate directly in this Plan.

Beneficial Owners.  You are a “beneficial owner” if your stock is held in a brokerage account or in the name of a bank, broker or other nominee.  If you are a beneficial owner, you can participate in the Plan in one of two ways.

•
You can participate directly in the dividend reinvestment feature of the Plan by becoming a record owner. You can do this by having one or more shares of our stock transferred into your own name from that of your bank, broker or other nominee.

•
You may also ask the bank, broker or other nominee who is the record owner to participate on your behalf.  Except for instructions received from brokers and bank nominees, we cannot recognize instructions received from anyone acting as an agent on behalf of other participants in this Plan.

New Investors.  If you do not currently own any of our stock you may participate in this Plan by making an initial purchase of Common Stock through the stock purchase feature of this Plan.

Employees.  If you are an employee of Old Republic or one of its subsidiaries, you may participate in the Plan by using payroll deductions.

5.	Are there limitations on participation in the Plan other than those described above?

Regulations in certain countries may limit or prohibit participation in this type of Plan.  Accordingly, persons residing outside the United States who wish to participate in the Plan should first determine whether they are subject to any governmental regulations prohibiting their participation.

We may, for any reason or no reason, decide not to allow you to participate in the Plan even if you qualify for participation in this Plan.  For example, some stockholders may be residents of jurisdictions in which we determine that it may not be legally or economically practical to offer our stock under this Plan.  We may preclude residents of those jurisdictions from participating in this Plan.

You cannot transfer your right to participate in this Plan except by transferring your interest in our stock to another person.

6.	Who administers the Plan?

Wells Fargo Shareowner Services, a division of Wells Fargo Bank, N.A., the transfer agent for our Common Stock, administers the Plan for participants, maintains records, provides regular account statements to participants, and performs other duties relating to this Plan.  You can contact the Plan Administrator at:

Plan Requests should be mailed to:

Wells Fargo Shareowner Services
P.O. Box 64856
St. Paul, MN 55164-0856

Certified/Overnight Mail:

Wells Fargo Shareowner Services
161 North Concord Exchange
South St. Paul, MN 55075-1139

General Information:

Telephone:                     1-800-468-9716
Telephone:                     651-450-4064 (outside the United States)
TDD:                               651-450-4114 (a telecommunications device for the hearing impaired)

An automated voice response system is available 24 hours a day, 7 days a week. Customer Service Representatives are available from 7:00 a.m. to 7:00 p.m., Central Standard Time, Monday through Friday.

A foreign language translation service is available for more than 130 languages.

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Fax:  651-450-4085

Internet:

General Inquiries: www.wellsfargo.com/shareownerservices
Account Information: www.shareowneronline.com

Please reference Old Republic and your account number in all correspondence.  When corresponding with the Plan Administrator, we suggest that you give your daytime telephone number and area code.

Your Choices Under the Plan

7.	What investment choices are available under the Plan?

We offer you two ways of investing in our Common Stock through the Plan:

•	First, you may automatically reinvest all, part or none of the cash dividends paid on shares of our Common Stock that you own.

•	Additionally, you may make optional cash investments ranging from a minimum of $100 up to a maximum of $15,000 per quarter to purchase Common Stock.

You can invest 100% of your dividends under the Plan because the Plan permits you to purchase whole shares as well as fractional shares of Common Stock.  In addition, we will credit your account for dividends on both full and any fractional shares, according to the investment option you select.

8.	How does the optional cash investment feature work?

Optional cash investments allow you to purchase more shares than you could purchase just by reinvesting dividends after they are paid to you.  You can buy shares of our Common Stock each month with optional cash investments after you submit a properly executed and signed Account Authorization Form.  The Plan Administrator will use your optional cash investment to purchase Common Stock for your Plan account on the next investment date after it receives your cash payment.

You can make optional cash investments even if you have not chosen to reinvest your cash dividends.  If you choose to make only optional cash investments, we will continue to pay cash dividends when and as declared on any shares of our stock registered in your name or held in your Plan account.

You may make your first optional cash investment when you enroll by enclosing a check with the Account Authorization Form.  Checks should be made payable to “Wells Fargo Shareowner Services”, the Plan Administrator, and returned along with the Account Authorization Form.  Afterwards, you may make optional cash investments by completing the Transaction Request Form attached to your account statement.  You may also use the automatic monthly investment feature, described below.  If you use the Transaction Request Form, you must send the Plan Administrator a separate Transaction Request Form and a separate check for each transaction.  The Plan Administrator will not accept third party checks.

If any check you deliver to the Plan Administrator is returned unpaid, the Plan Administrator may consider the request for the investment of such money null and void and may immediately remove from your account shares of Common Stock purchased with that check.  The Plan Administrator may sell those shares to satisfy any uncollected amount and access a $25 returned check fee.  If the proceeds

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from the sale of the Common Stock do not satisfy the brokerage fees, uncollected balance and returned check fee, the Plan Administrator may sell additional shares from your Plan account to satisfy the brokerage fees, uncollected balance and fee.  Checks should be made payable to “Wells Fargo Shareowner Services” and should be made out in U.S. funds drawn on a U.S. bank.

If you elect to make optional cash investments in any month, you must mail funds to the address indicated on the Transaction Request Form.  If the Plan Administrator does not receive your funds and Transaction Request Form at least two business days prior to the next investment date, the Plan Administrator will not invest your funds on the next investment date but will hold your funds for investment on the next subsequent investment date.

9.	What are the limitations on making optional cash investments?

You may make optional cash investments each month.  However, your optional cash investments cannot exceed $15,000 per calendar quarter.  A minimum investment of $100 is required to exercise this option.  You do not have to send the same amount of money for each optional investment and there is no requirement that you make optional cash investments through the Plan.

10.	When must funds for optional cash investments be received by the Plan Administrator?

The Plan Administrator must receive funds for optional cash investments at least two business days prior to the next investment date. Funds for optional cash investments will be invested monthly on the next investment date.  If you change your mind with respect to an optional cash investment, the Plan Administrator will return your funds to you if the Plan Administrator receives a request from you at least two business days before the next investment date.  The Plan Administrator will return to you any funds you send for optional cash investments if your optional cash investment is less than $100.  The Plan Administrator will also return funds for your optional cash investment that exceed the maximum allowable investment of $15,000 per quarter.

Neither we nor the Plan Administrator will pay you interest on funds you send for optional cash investments.

During the period that an optional cash investment is pending, the collected funds in the possession of the Plan Administrator may be invested in certain Permitted Investments.  For purposes of this Plan, “Permitted Investments” shall mean any money market mutual funds registered under the Investment Company Act (including those of an affiliate of the Plan Administrator or for which the Plan Administrator or any of its affiliates provides management advisory or other services) consisting entirely of (i) direct obligations of the United States of America; or (ii) obligations fully guaranteed by the United States of America.  The risk of any loss from such Permitted Investments shall be the responsibility of the Plan Administrator.  Investment income from such Permitted Investments shall be retained by the Plan Administrator.

11.	What is the automatic monthly investment feature of the Plan?

You may make optional cash investments by means of an “automatic monthly investment” of not less than $100 nor more than a total of $15,000 each quarter by electronic funds transfer from a predesignated U.S. account.

If you wish to begin making automatic monthly investments, you must provide written authorization to the Plan Administrator together with a voided blank check for the account from which funds are to be drawn.  The Plan Administrator will process the requests as promptly as practicable.

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Once you begin making automatic monthly investments, the Plan Administrator will draw funds from your designated account on the 10th day of each month and will purchase shares of Common Stock on the next investment date.  You may change the amount of your automatic monthly investment or terminate your automatic monthly investment by providing new written instructions to the Plan Administrator.  To be effective with respect to a particular investment date, your request to enroll in, change, or discontinue the automatic withdrawal feature must be received by the Plan Administrator at least 15 business days prior to the investment date.

A fee of $25 will be charged on any returned unpaid electronic funds transfers.  The Plan Administrator may sell shares from your Plan account to satisfy this $25 fee and any brokerage fees incurred as a result of this sale.

12.	Are there any expenses in connection with purchases or sales under the Plan?

You will not pay any fees or brokerage commissions to reinvest dividends through the Plan.  If you elect to participate in the optional cash investment feature of the Plan, a service fee and brokerage commissions will be deducted from your investment (brokerage commissions will not apply if Old Republic uses newly issued or treasury shares for optional cash purchases).  In addition, you must pay brokerage commissions and an administrative fee if you request the Plan Administrator to sell your shares held in this Plan.  Also, investors who are not otherwise stockholders of Old Republic will be charged an enrollment fee upon participation in the Plan.  The enrollment fee for new investors and fee for optional cash investments will be waived for employees of Old Republic and its subsidiaries who use payroll deductions.

The current fees associated with participation in the Plan are listed below.

Enrollment	$10.00
Certificate Issuance	No charge
Certificate Deposit	No charge
Investment Fees
Dividend reinvestment service fee	No charge
Optional cash investment service fee	$5.00 per check
Automatic withdrawal service fee	$1.00 per transaction
Purchase commission	$0.05 per share
Sale Fees
Service fee	$15.00 per transaction
Sale commission	$0.10 per share
Electronic deposit of proceeds	$5.00 per request
Fee for Returned Checks or Rejected Automatic Bank Withdrawals	$25.00 per item
Prior Year Duplicate Statements	$15.00 per year

For sale transactions, service charges and brokerage commissions are deducted from the sale proceeds.  Old Republic can change the fee structure for the Plan at any time.  You will receive notice of any fee changes prior to the changes becoming effective.

Participating in the Plan

13.	How can I participate?

If you are a record owner of our Common Stock you may join the Plan by completing and signing an Account Authorization Form and returning it to the Plan Administrator or by contacting the Plan Administrator at (800) 468-9716.

If you are a beneficial owner and wish to join the Plan, you must contact your bank, broker or other nominee to arrange participation in the Plan on your behalf.  Alternatively, if you are a beneficial owner of our Common Stock you may simply request that the number of shares of our stock you wish to be enrolled in this Plan be reregistered by the bank, broker or other nominee in your own name as record owner.  You can then participate in the Plan directly.  You should contact your bank, broker or nominee for information on how to reregister your shares.

If you do not currently own shares of our stock, you may join the Plan as a record owner by completing and signing an Account Authorization Form and by making an initial investment between $1,000 and $15,000.  The Plan Administrator will return to you any funds you send for an initial investment if your initial investment is less than $1,000.  The Plan Administrator will also return funds for your initial investment that exceed the maximum allowable initial investment of $15,000.  You may designate all, a portion or none of the stock you purchased as an initial investment to be enrolled in the dividend reinvestment feature of the Plan.

If you are not an employee but a current Old Republic shareholder (other than through the Company’s ESSOP) or you want to establish a separate account by purchasing shares through the Plan (for example, a joint account or as a custodian for a minor) fill out the employee enrollment form and return it to your Personnel Manager or Human Resources Officer.  He or she, in turn, will coordinate your enrollment with the Plan Administrator.  Old Republic will waive the $1,000 minimum initial purchase requirement and fees for optional investments made through payroll deductions as long as you are an employee of Old Republic or one of its subsidiaries.  However, you must remain a member of the Plan for at least 18 months and your withholding by your employer must be at least $17.00 per pay period.  Deductions will be aggregated and remitted quarterly.

14.	What alternatives does the Account Authorization Form provide?

The Account Authorization Form allows you to decide the extent of your participation in this Plan.  By checking the appropriate box on the form, you indicate which features of the Plan you will use.

Full Reinvestment of Dividends:  Select this option if you wish to reinvest the dividends on all our stock registered in your name, including book-entry (DRS), as well as on all stock credited to your Plan account.  Selecting this alternative also permits you to make monthly optional cash investments.

Partial Reinvestment of Dividends:  Select this option if you wish to reinvest the dividends on a specified number of shares of our stock registered in your name, including book-entry (DRS) or credited to your Plan account.  Selecting this alternative also allows you to make monthly optional cash investments.

Optional Cash Investments Only:  Select this option if you wish to participate in the Plan only by making either periodic or automatic monthly optional cash investments.  You will continue to receive cash dividends on all our stock registered in your name, including book-entry (DRS), and on any full and fractional shares credited to your Plan account.

You can have your cash dividends not being reinvested transferred directly to your bank for deposit.  For electronic direct deposit of dividend funds, contact the Plan Administrator to request a Direct Deposit of Dividends Authorization Form, complete and return the form to the Plan Administrator.  Be sure to include a voided check for checking accounts or savings deposit slip for savings accounts.  If your stock is jointly owned, all owners must sign the form.

IMPORTANT:

If you return the Account Authorization Form to the Plan Administrator without any of the boxes checked, the Plan Administrator will automatically enroll you in the full dividend reinvestment alternative.

The Plan Administrator will not process your Account Authorization Form if the form does not have the proper signature(s).

15.	How can I change my method of participation?

You may change your method of participation at any time by completing a new Account Authorization Form and returning it to the Plan Administrator; by accessing your account online; by telephone if you have authorized automated account privileges; or by submitting a written request to the Plan Administrator.  Notices received on or before a dividend record date will be effective for that dividend.  Notices received after a dividend record date will not be effective until after that dividend has been paid.

16.	In whose name will Plan accounts be maintained?

The Plan Administrator will maintain your account in your name as shown on our records at the time you enter the Plan.  When issued, certificates for full shares of common stock will be registered in your name as it appears on your Plan account.

17.	Can I withdraw from the Plan?

Yes.  The Plan is entirely voluntary, and you may withdraw at any time.  If your request to terminate from the Plan is received on or after a dividend record date, but before the dividend payment date, your termination will be processed as soon as practicable, and a separate dividend check will be mailed to you.  Future dividends will be paid in cash, unless you rejoin the Plan.  The Plan Administrator will refund optional cash investments that have not been invested if the Plan Administrator receives your request for refund either prior to or at the same time your request for withdrawal is made.  Otherwise, the Plan Administrator will invest your optional cash investment on the next investment date.

18.	How do I withdraw from or re-enroll in the Plan?

In order to withdraw from the Plan, you must provide the Plan Administrator with your request to withdraw from the Plan.

You may request:

•	that the Plan Administrator send all future dividends to you by check and continue to hold your Plan shares in your Plan account (in such case you may continue to make optional cash investments);

•	that the Plan Administrator discontinue any automatic withdrawals of funds and purchases of shares;

•
that all full shares of Common Stock held for your account be issued to book-entry (DRS) or a certificate be issued for all full shares of common stock held for your account and a check be issued for the proceeds from the sale of any fractional share less any fees or commissions; or

•	that all full shares and any fractional share held for your account be sold and a check issued for the net proceeds, less any applicable brokerage fees, commissions and service charges.

If you do not own at least one whole share registered in your name or held through the Plan, your participation in the Plan may be terminated.  We may also terminate the Plan or your participation in the Plan after written notice in advance mailed to your address appearing on the Plan Administrator’s records.  If your participation in the Plan is terminated, all full shares held in your account will be issued to book-entry (DRS) and you will receive a check for the cash value of any fractional share held in your terminated Plan account.

Generally, you may elect to re-enroll in this Plan at any time, simply by following the same procedures used to enroll initially.  However, we may reject your Account Authorization Form if we believe that you have enrolled in the Plan and withdrawn too often.  We would do this because we intend to minimize unnecessary administrative expense and to encourage use of this Plan as a long-term stockholder investment service.

Purchasing Stock Under the Plan

19.	What is the source of shares to be purchased under the Plan?

At Old Republic’s option, shares may be purchased in the open market through a registered broker-dealer, or directly from Old Republic in the form of newly issued or treasury shares.  Share purchases may be made in the open market on any stock exchange where Old Republic shares are traded or by negotiated transactions on terms as the Plan Administrator may reasonably determine.  Neither Old Republic nor any participant will have any authority or power to direct the date, time or price at which Old Republic shares may be purchased, or the selection of the broker or dealer through or from whom purchases are to be made.

20.	At what price will my shares be purchased?

For Old Republic shares purchased on the open market, the price will be the weighted average of the purchase price of all Old Republic shares purchased for the Plan for that investment date.

If new shares or treasury shares are issued, the price will be the average of the high and low sales prices of the Old Republic shares as reported in the New York Stock Exchange Composite Transactions for that investment date.

Please note that you will not be able to instruct the Plan Administrator to purchase shares at a specific time or at a specific price.  If you prefer to have control over the exact timing and price of your purchase, you will need to use your own broker.

21.	What is the “investment date”?

The investment date is the date or dates on which shares of our Common Stock are purchased with reinvested dividends, optional cash investments, initial investments, automatic monthly investments and payroll deductions.  The investment date under the Plan depends on how you purchase the shares and whether we issue new shares to you or the Plan obtains your shares by purchasing them from parties other than Old Republic.

•
Reinvested Dividends:  The investment date for reinvested dividends is the date or dates on which our quarterly dividends are paid.  The record date associated with a particular dividend is referred to in this Plan as a “dividend record date.”

•
Optional Cash Investments, Initial Investments and Automatic Monthly Investments:  The investment date for optional cash investments, initial investments by non-stockholders and automatic monthly investments will be the date of payment of dividends for months in which a dividend is paid and the 15th day of the month (or next business day if the 15th is a weekend or holiday) in which dividends are not paid.

•
Payroll Deductions:  For employees of Old Republic or its subsidiaries participating with payroll deductions, funds will be aggregated and remitted to the Plan Administrator and invested with any dividend funds on the dividend payment date.

22.	When will investments be made under the Plan?

The Plan Administrator will credit shares of our Common Stock purchased with reinvested dividends to your account on the applicable investment date for that quarter.  The Plan Administrator will credit shares to your account for optional cash investments on the next investment date after it receives your cash investment.  The Plan Administrator must receive your payment at least two business days before the next investment date in order to invest your payment on that investment date.

When the Plan Administrator makes purchases from parties other than Old Republic, those purchases may be made on any securities exchange where shares of our Common Stock are traded. The Plan Administrator will make these purchases on terms that it approves.  Neither we nor any participant will have any power to direct the time or price at which the Plan Administrator will purchase shares.

23.	How many shares of Common Stock will I be purchasing through the Plan?

The number of shares of Common Stock that you purchase depends on several factors including:

•	the amount of dividends you reinvest;

•	the amount of any optional cash investments you make;

•	the purchase price of the Common Stock on the applicable investment date; and

•	the minimum and maximum periodic optional cash investment limits set out in the answer to question 9.

The Plan Administrator will credit your account with the number of shares equal to the total amount to be invested divided by the applicable purchase price.  The only limit on the number of shares available for purchase directly from us is the number of shares of Common Stock registered for issuance under the Plan.

24.	How will I be notified of my purchases of Common Stock?

The Plan Administrator will send you an account statement following each investment showing your activity and balance in your Plan account.  Your account statement will show the number of shares purchased and their purchase price.  Your account statement will also show the total number of shares you purchased through the Plan to date during the calendar year, as well as the total number of shares held in your account as of the investment date.

The final statement for each year will show all pertinent information for that calendar year.  You should keep this statement for tax purposes.  The Plan Administrator may charge you a fee if you request additional copies of your prior account statements.

We will also send you copies of each prospectus and any amendments or supplements to prospectuses describing the Plan, and we will send you the same information that we send to other stockholders, including quarterly reports, annual reports, notices of stockholders meetings, proxy statements, and income tax information for reporting dividends paid.

Selling Shares of Stock Held in the Plan

25.	How can I sell stock held in my Plan account?

You may sell some or all of your stock held in your Plan account, even if you are not completely withdrawing from this Plan.  You can sell your shares either through your broker or through the Plan Administrator.

If you elect to sell through a broker, you must first request the Plan Administrator to issue all full shares in your Plan account to book-entry (DRS) or send you a certificate representing the number of shares you want to sell.  The Plan Administrator will generally process requests for certificates for your shares within five business days after it receives your request.

Alternatively, you may send the Plan Administrator a request to sell some or all of the shares held in your Plan account. You will not be able to direct the date or price at which the Plan Administrator sells your stock.

After the sale you will receive the proceeds of the sale minus:

•	a brokerage commission,

•	any applicable taxes, and

•	an administrative fee paid to the Plan Administrator per transaction.

If you contact the Plan Administrator toll free at (800) 468-9716, they will provide you with the current brokerage commission and administrative fee amounts in effect at the time your request for sale is made.

The Plan Administrator will engage a broker to sell your shares.  The Plan Administrator will mail you a check for the shares you sell after it receives the funds from the brokerage firm.

If you wish to sell some or all of the shares in your Plan account, you should contact the Plan Administrator as indicated in Question 6.

Please remember that if you elect to sell your stock through the Plan Administrator, the price of our Common Stock may decline during the period between your request for sale, the Plan Administrator’s receipt of your request, and the date of the sale in the open market.  The Plan Administrator will make every effort to process your sale order on the next business day following receipt of your properly completed request (sale requests involving multiple transactions may experience a delay).  Neither Old Republic nor the Plan Administrator will be liable for any claim arising out of failure to sell stock on a certain date or at a specific price. You should carefully evaluate this risk, which you bear. You bear a similar risk between the time that you request a certificate and the time the certificate is actually delivered to you.

If you submit a request to sell all or a portion of your shares, and you are requesting net proceeds to be automatically deposited to a bank checking or savings account, you must provide a voided blank check for a checking account or blank savings deposit slip for a savings account.  If you are unable to provide a voided check or deposit slip, your written request must have your signature(s) medallion guaranteed by an eligible financial institution for direct deposit.  Requests for automatic deposit of sale proceeds that do not provide the required documentation will not be honored and a check for the net proceeds will be issued.

26.	What happens when I sell or transfer all of the shares of Common Stock held outside the Plan?

If you sell or transfer all shares of our stock registered in your name outside your Plan account, the Plan Administrator, until you give other instructions, will continue to reinvest the dividends on the common stock in your Plan account according to your instructions on the Account Authorization Form.  You may also continue to participate in the optional cash investment feature of this Plan as long as there is at least one whole share of Common Stock remaining in your Plan account.

If you sell or transfer all of the shares registered in your name and all whole Common Stock held in your Plan account, the Plan Administrator will mail you a cash payment representing any fractional share in your Plan account, less applicable brokerage commissions and service fees, upon your request or at our request.

If you request to transfer all shares in your Plan account between a dividend record date and payable date, your transfer request will be processed; however, your Plan account will not be terminated.  You may receive additional dividend reinvestment shares which will require you to submit a written request to transfer the additional shares.

27.	What happens to a fraction of a share of common stock when I withdraw from the Plan or the Plan is terminated?

When you withdraw from this Plan or we terminate this Plan, the Plan Administrator will mail you a cash payment, less any applicable service charges and brokerage commissions, representing any fractional share of common stock upon your request or at our request.  The cash payment will be based upon the market price on the date the Plan Administrator processes your withdrawal or termination.

Owning Stock in the Plan

28.	How will I be credited with dividends on stock held in my Plan account?

We pay dividends to all holders of record of our stock, when and as declared by a Board of Directors.  The Plan Administrator will receive and credit Plan participants with dividends for all stock you hold in the Plan, including any fractional share.  The Plan Administrator will

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reinvest dividends in additional shares of our Common Stock or distribute dividends, according to your instructions.

29.	What happens if Old Republic declares a stock split?

The Plan Administrator will add any shares resulting from a stock split, on shares you hold in your Plan account, to your Plan account.  We will issue any shares resulting from a stock split, on stock held by you outside the Plan, in the same manner as we would if you were not participating in this Plan.  If you send a notice of termination or a request to sell to the Plan Administrator between the record date and the payable date for a stock distribution, the request will not be processed until the stock distribution is credited to your account.

30.	How will the rights under Old Republic’s Rights Agreement be handled?

Rights are not saleable or detachable, the Plan Administrator will hold those rights for your benefit so long as you participate in the Plan.

31.	How will the stock held under this Plan be voted at meetings of stockholders?

For every shareholder meeting, you will receive a proxy that will cover all the whole Old Republic shares you hold both in book-entry form on your account and in the form of stock certificates.  Fractional shares will not be voted.  The proxy will allow you to indicate how you want your shares to be voted.  Your shares will be voted only as you indicate, according to the instructions provided on the proxy card and in the materials accompanying the proxy.

32.	Will stock certificates be issued for Common Stock purchased under the Plan?

Normally we will not issue certificates for shares that you purchase under the Plan.  Your account statement will show the number of shares held in your Plan account.  In addition to minimizing the costs of this Plan, this additional service protects against loss, theft or destruction of stock certificates.

However, you may at any time request that the Plan Administrator issue a certificate for any whole number of shares of common stock, up to the number of full shares credited to your Plan account.  Your request should be addressed to the Plan Administrator as indicated in Question 6.

Future dividends on any shares for which you request a stock certificate will be treated according to your instructions indicated on the Account Authorization Form.  If you request certificates for less than all of the stock in your Plan account, any remaining full shares and fractional share in your Plan account will continue to be invested in accordance with the instructions given on your Account Authorization Form.  We retain the right to automatically withdraw you from the Plan if your Plan account is less than one whole share as a result of withdrawals or sales of stock and you are not reinvesting dividends from any stock registered in your name.

We will not issue certificates for fractional shares of Common Stock under any circumstances.

33.	In whose name will certificates be registered when issued?

We will issue stock certificates registered in your name as it appears on your Plan account.

You may ask the Plan Administrator to issue certificates in names other than the Plan account name, but you must comply with any applicable laws.  You must make this request in writing, and your signature must be guaranteed by a qualified medallion guarantee member.

34.	Is a safekeeping service available to hold my shares?

Yes.  The Plan Administrator will hold your shares in safekeeping without cost, thus eliminating the worry about certificates being lost or stolen.  Your account statement will identify the number of shares of common stock you hold and the number of shares in your Plan account.

You may also transfer other shares of our stock that are registered in your name to your Plan account at no cost.  This eliminates the need for safekeeping of the certificates for those shares.  If you send certificates to the Plan Administrator, please send them registered mail or certified mail, return receipt requested, properly insured, because you will bear the risk if the certificates are lost or stolen in transit.  You may mail certificates to the Plan Administrator as indicated in Question 6.

When necessary, you can simply request that certificates be issued as your needs require.

35.	Can I pledge shares in my Plan account?

No.  You may not pledge any shares of our stock that you hold in your Plan account.  Any pledge of shares in a Plan account is null and void. If you wish to pledge shares, you must first withdraw those shares from the Plan and request that the Plan Administrator send you certificates for those shares.

36.	Can I access my account and perform transactions online?

Yes.  You may access your account information and perform transactions on the Internet.  Certain restrictions may apply.

For shareholders of record, to activate your account and establish a password, you will need your 10-digit Wells Fargo account number (which is listed on your account statement), your Social Security number, your e-mail address, and the company name you own stock in, Old Republic International Corporation.

To activate your account, go to www.shareowneronline.com and click “First Time Sign On”, then click “Continue”. Next, click on the box titled “First Time Visitor”.  Then, click “New Member Sign-Up” and follow the instructions. Once you have successfully signed up, you will be able to access your account immediately, although certain access restrictions may apply.  You will also receive written confirmation by mail that your account has been activated for online access.

Once you have activated your account online, you can also authorize, change or stop your Automatic Cash Withdrawal and Investment Service; sell some or all of your Plan shares if the current market value of the shares to be sold is $25,000 or less (if the value of the shares to be sold is greater than $25,000, the request must be submitted in writing); and change your dividend reinvestment option (for example, from full to partial reinvestment).

37.	Can I access my account and perform transactions by telephone?

Yes.  If you have established automated privileges on your account, you can change the amount of or stop automatic monthly bank withdrawals; change your dividend reinvestment option (for example, from full to partial reinvestment); sell some or all of your Plan shares if

                                                                                                              20

the current market value of the shares to be sold is $25,000 or less (if the value of the shares to be sold is greater than $25,000, the request must be submitted in writing); and request a certificate for some or all full shares in the Plan, but only if the current market value of the shares to be issued is $50,000 or less (if the value of the certificate to be issued is greater than $50,000, the request must be submitted in writing).

To establish automated privileges, please call Wells Fargo and request, or view www.wellsfargo.com/shareownerservices to download, an Automated Request Authorization form.

Important Tax Consequences

38.	What are the federal income tax consequences of participation in the Plan?

All the dividends paid to you - whether or not they are reinvested - are considered taxable income to you in the year they are paid by Old Republic.  The total amount will be reported to you and to the Internal Revenue Service on IRS Form 1099-DIV which will be mailed to you shortly after the end of each year.

In addition, when the Plan Administrator purchases Old Republic shares for your account on the open market rather than directly from Old Republic, you must include in your gross income, as additional dividends, your allocable shares of any brokerage commissions paid by Old Republic: this amount will be reported to you and the U.S. Internal Revenue Service on IRS Form 1099-DIV shortly after the end of each year.  Your tax basis in these Old Republic shares will be the cost of the Old Republic shares plus your share of any brokerage commissions paid by Old Republic.

All shares of stock that are sold through the Plan Administrator will be reported to the IRS as required by law.  IRS Form 1099-B will be mailed to all those who sold stock through the Plan shortly at the end of each year.  The 1099-B form will only include proceeds you received from the sale of your shares.  You are responsible for calculating the cost basis of the shares you sold and any gain or loss on the sale.

39.	What provision is made for stockholders subject to income tax withholding?

If you are a foreign stockholder whose dividends are subject to United States income tax withholding, or a domestic stockholder whose dividends are subject to backup withholding taxes, the Plan Administrator will reinvest an amount equal to the dividends less the amount of any tax required to be withheld.  We will have amounts withheld from dividends paid to the United States Treasury and the respective participants will be advised of the amounts withheld.

Foreign stockholders who elect to make optional cash investments only will continue to receive cash dividends on stock registered in their names in the same manner as if they were not participating in this Plan. Funds for optional cash investments must be in United States dollars, drawn on a United States bank, and will be invested in the same way as payments from other participants.

Be sure to keep your account statements for income tax purposes.  If you have any questions about the tax impact of any transactions you are contemplating, please consult your own tax advisor.

Other Important Provisions

40.	Can Old Republic change or discontinue the Plan?

While we currently intend to continue this Plan indefinitely, we may amend, suspend, modify or terminate this Plan at any time.  We will send you notice of any amendment, suspension, modification or termination.  The Plan Administrator may resign at any time upon reasonable notice to us in writing.

We may elect and appoint at any time a new Plan Administrator, including ourselves, to administer this Plan.

41.	What are the responsibilities of Old Republic and the Plan Administrator under the Plan?

In administering the Plan, neither Old Republic, the Plan Administrator nor any broker/dealer selected by the Plan Administrator to execute purchases and sales on behalf of Plan participants is liable for any good faith act or omission to act, including but not limited to any claim of liability (i) arising out of the failure to terminate a participant’s account upon such participant’s death prior to receipt of a notice in writing of such death, (ii) with respect to the prices or times at which shares are purchased or sold, or (iii) as to the value of the shares acquired for participants.

The Plan Administrator is acting solely as agent of Old Republic and owes no duties, fiduciary or otherwise, to any other person by reason of this Plan, and no implied duties, fiduciary or otherwise, shall be read into this Plan.  The Plan Administrator undertakes to perform such duties and only such duties as are expressly set forth herein, to be performed by it, and no implied covenants or obligations shall be read into this Plan against the Plan Administrator or Old Republic.

In the absence of negligence or willful misconduct on its part, the Plan Administrator, whether acting directly or through agents or attorneys, shall not be liable for any action taken, suffered, or omitted or for any error of judgment made by it in the performance of its duties hereunder.  In no event shall the Plan Administrator be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profit), even if the Plan Administrator has been advised of the likelihood of such loss or damage and regardless of the form of action.

The Plan Administrator shall: (i) not be required to and shall make no representations and have no responsibilities as to the validity, accuracy, value or genuineness of any signatures or endorsements, other than its own; and (ii) not be obligated to take any legal action hereunder that might, in its judgment, involve any expense or liability, unless it has been furnished with reasonable indemnity.

The Plan Administrator shall not be responsible or liable for any failure or delay in the performance of its obligations under this Plan arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fires; floods; wars; civil or military disturbances; sabotage; epidemics; riots; interruptions, loss or malfunctions of utilities; computer (hardware or software) or communications services; accidents; labor disputes; acts of civil or military authority or governmental actions; it being understood that the Plan Administrator shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

The Plan Administrator is authorized to choose a broker/dealer, including an affiliated broker/dealer, at its sole discretion to facilitate purchases and sales of common stock by Plan participants.  The Plan Administrator will furnish the name of the registered broker/dealer, including any affiliated broker/dealer, utilized in share transactions within a reasonable time upon written request from you.

You should recognize that neither Old Republic nor the Plan Administrator can assure you of a profit or protect you against a loss on the stock purchased or sold by you under this Plan.

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42.	Who interprets and regulates the Plan?

Any questions of interpretation arising under this Plan will be determined by Old Republic and any determination will be final.  We may adopt rules and regulations to facilitate the administration of this Plan.  Delaware law governs the terms and conditions in this document, as well as those that are described in detail on all forms and account statements.

DIRECT REGISTRATION

We are a participant in the Direct Registration System (“DRS”).  DRS is a method of recording shares of stock in electronic, or book-entry, form, meaning your shares are registered in your name on the books of Old Republic without the need for physical certificates.  Shares held in book-entry have all the traditional rights and privileges of shares held in certificate form.

DRS eliminates the risk and cost of storing certificates, while enabling you to maintain the benefits of direct ownership, including the ability to participate in the Plan.  You may at any time choose to have all or a portion of your book-entry shares transferred to your broker electronically by contacting your broker/dealer.  When using your broker to facilitate a share transfer, provide them with a copy of your DRS account statement.

Shares of Old Republic stock that are issued in the future will be issued in book-entry form rather than physical certificates unless you specify otherwise.  You may convert any stock certificate(s) you currently hold to book-entry form, by sending the stock certificate(s) to Wells Fargo, as indicated in Question 6, with a request to deposit them to your DRS account.  There is no cost to you for this custodial service.

USE OF PROCEEDS

Old Republic currently anticipates that at least quarterly dividend purchases by the Plan will be made from newly issued shares or previously issued shares held in Old Republic’s treasury.  Old Republic plans to use the proceeds for general corporate purposes.   However, Old Republic is unable to estimate the total amount of these shares or proceeds.  In addition, Old Republic may also make open market purchases and if it does, it will not receive any proceeds from these purchases.

                                                                                       PLAN OF DISTRIBUTION

The Plan allows for dividends to be reinvested into shares acquired by the Plan Administrator either on the market or through receipt of newly issued or treasury shares of Common Stock from us. If the shares are purchases on the market, we will absorb all administrative expenses in connection with the operation of the Plan, except for brokerage commissions. Brokerage commissions shall be paid pro rata by Plan Participants.

                                 INDEMNIFICATION

Our certificate of incorporation, as well as the Delaware General Corporation Law, contain provisions providing for the indemnification of our directors and officers against certain liabilities, including liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”). Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we have been informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

EXPERTS

The financial statements, financial statement schedules and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K and Annual Report on Form 10-K/A for the year ended December 31, 2006 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

William J. Dasso, Counsel and Assistant Secretary of Old Republic, has passed upon the validity of the Old Republic Common Stock issuable under The Plan.  Mr. Dasso owns Old Republic Common Stock directly, through the Company’s ESSOP and has options under the Company’s Employee Stock Option Plans. In the aggregate these shares represent less than .1% of the Company’s outstanding Common Stock.

You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone to provide you with different information.  We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus of the documents incorporated by reference is accurate as of any date other than the date on the front of this prospectus or those documents.
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TABLE OF CONTENTS

PLAN OF DISTRIBUTION………………......................................….23
INDEMNIFICATION………………….....................................……..  23
EXPERTS .….........................................................................................  24
LEGAL MATTERS …………………………......................................  24

1,000,000 Shares

[OLD REPUBLIC LOGO]

Old Republic International Corporation
307 N. Michigan Avenue
Chicago, Illinois 60601
(312) - 346-8100

Shareholder Purchase &
Reinvestment Plan

Common Stock
CUSIP 680223 10 4

-------------------------
PROSPECTUS
-------------------------

December 5, 2007

PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.                      OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the expenses in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions.  All of the amounts shown are estimates.

SEC registration fee ...........................................................  $         482
Printing and miscellaneous ..............................................          5,000
Legal fees and expenses ..................................................           5,000
Fees of accountants .........................................................           5,000
Total ....................................................................................   $    15,482

ITEM 15.                      INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145 of the Delaware General Corporation Law grants a Delaware corporation broad power to indemnify its officers, directors, employees and agents, in connection with actual or threatened actions, suits or proceedings, provided that such officer, director, employee or agent acted in good faith and in a manner such officer, director, employee or agent reasonably believed to be in, or not opposed to, the corporation’s best interests, and for criminal proceedings, had no reasonable cause to believe his or her conduct was unlawful.

Section 102 of the Delaware General Corporation Law permits a Delaware corporation to include in its certificate of incorporation a provision eliminating a director’s liability to a corporation or its stockholders for monetary damages for breaches of fiduciary duty, but the statute also provides that liability for breaches of the duty of loyalty, acts or omissions not in good faith or involving intentional misconduct or a knowing violation of the law, any violation of Section 174 of the Delaware General Corporation Law and the receipt of improper personal benefits cannot be eliminated or limited in this manner.

As permitted by Section 102(b)(7) of the Delaware General Corporation Law, or DGCL, our certificate of incorporation provides that a director of Old Republic shall not be personally liable to Old Republic or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to us or our stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) pursuant to Section 174 of the General Corporation Law of the State of Delaware, or (d) for any transaction from which a director derived an improper personal benefit.

In general, our bylaws provide that Old Republic shall indemnify its directors and officers to the fullest extent permitted by law. As permitted by Section 145(a) of DGCL, our bylaws provide that we shall indemnify each of our directors and officers against expenses (including attorney’s fees) incurred in connection with any proceeding (other than an action by or in the right of Old Republic) involving such person by reason of having been an officer or director, to the extent such person acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interest of Old Republic and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.  As permitted by Section 145(b) of DGCL, our bylaws provide that we shall indemnify each of our officers and directors against expenses (including attorney’s fees) incurred in connection with any action brought by or in the right of Old Republic, except that if the director or officer is adjudged to be liable to Old Republic, no indemnification shall be made unless and to the extent that the Court of Chancery or any other court shall deem proper, notwithstanding the adjudication of liability.

The determination of whether indemnification is proper under the circumstances, unless made by a court, shall be made by a majority of disinterested members of the board of directors (even if they constitute less than a forum), by a committee of disinterested directors, by independent legal counsel or by our stockholders.  However, as required by Section 145(c) of DGCL, we must indemnify a director or officer who was successful on the merits in defense of any suit.  As permitted by Section 145(e) of DGCL, we may pay expenses incurred by a director or officer in advance, upon receipt of an undertaking that the advance will be repaid if it is ultimately determined that the director or officer is not entitled to indemnity.

ITEM 16.                      LIST OF EXHIBITS

EXHIBIT

4.1
Amended and Restated Rights Agreement naming Wells Fargo Bank, N.A. as successor Agent effective November 19, 2007 incorporated herein by reference to Exhibit 4.1 to the Corporation’s 8-A filed November 19, 2007.

4.2
Agreement to furnish certain long-term debt instruments to the Securities and Exchange Commission upon request (incorporated herein by reference to Exhibit 4(D) to the Corporation’s Form 8 filed on August 28, 1987).

5.1	Opinion of William J. Dasso (previously filed).
23.1	Consent of Pricewaterhouse Coopers LLP (amended version filed herein).
23.2	Consent of William J. Dasso (included in Exhibit 5.1)
24.1	Powers of Attorney for the Corporation (previously filed)
_______________________

ITEM 17.	UNDERTAKINGS

The undersignedRegistrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)           to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;
(ii)          to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)         to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;
provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those clauses is contained in reports filed with or furnished to the Securities and Exchange Commission by Old Republic pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2)           That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
                (4)           That, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of Old Republic’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended, (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Old Republic International Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in The City of Chicago, State of Illinois, on December 5, 2007.

                Old Republic International Corporation

                By: /s/ Aldo C. Zucaro  ____________

                Name:  Aldo C. Zucaro
                Title:    Chairman and Chief
             Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on December 5, 2007.

Name	Position

/s/ Aldo C. Zucaro	Chairman and Chief Executive Officer;
Aldo C. Zucaro	Director (Principal Executive Officer)

* /s/ Karl W. Mueller	Senior Vice President and Chief Financial
Karl W. Mueller	Officer (Principal Financial Officer)

* /s/ Harrington Bischof
Harrington Bischof	Director

* /s/ Jimmy A. Dew
Jimmy A. Dew	Director

* /s/ John M. Dixon
John M. Dixon	Director

* /s/ Leo E. Knight, Jr.
Leo E. Knight, Jr.	Director

* /s/ John W. Popp
John W. Popp	Director

* /s/ William A. Simpson
William A. Simpson	Director

* /s/ Arnold L. Steiner
Arnold L. Steiner	Director

* /s/ Fredricka Taubitz
Fredricka Taubitz	Director

* /s/ Charles F. Titterton
Charles F. Titterton	Director

* /s/ Dennis P. Van Mieghem
Dennis P. Van Mieghem	Director

* /s/ Steven R. Walker
Steven R. Walker	Director

* By: /s/ Aldo C. Zucaro
Aldo C. Zucaro, Attorney-in-fact